Exhibit 99.1

New York, New York, May 5, 2004 (NASDAQ: NTLI)

ntl Incorporated announces results for three months ended March 31, 2004

Revenue growth and margin expansion plans remain on track:

•                  Grew combined segment profit by 26 per cent to £196.8m*, driven by higher revenues and margins in ntl: Home and increased profitability across all divisions

•                  Increased consolidated revenues by 7 per cent to £585m and ntl: Home revenues by 10 per cent to £398.4m

•                  Added 61,500 net customers and 142,300 RGUs in ntl: Home

•                  Achieved break-even operating income for the first time in the company’s history

•                  Reduced net loss by 63 per cent to (£65.4m)

Financial Highlights

	£
(In millions)	Q1-2004	Q1-2003

Revenues
Home	398.4	362.1
Business	69.2	75.0
Broadcast	71.4	64.3
Carriers	28.5	27.6
Ireland	17.5	17.5

Total revenues	585.0	546.5

Segment profit (loss)
Home	176.7	152.7
Business	26.2	21.1
Broadcast	29.9	28.6
Carriers	22.9	22.2
Ireland	6.1	4.9
Shared Services	(65.0)	(73.0)

Combined segment profit (before stock based compensation expense)	196.8	156.5

Stock based compensation expense (SBCE)	(1.9)	(0.2)

Combined segment profit	194.9	156.3

Combined segment profit margin before SBCE%	33.6%	28.6%

Combined segment profit margin%	33.3%	28.6%

Operating income (loss)	2.2	(54.1)

Net (loss)	(65.4)	(174.7)

* before stock based compensation expense (SBCE)

New York, New York (May 5, 2004) - ntl Incorporated (NASDAQ: NTLI) announced today its first quarter 2004 results.  Commenting on the results, Simon Duffy, Chief Executive Officer of ntl, said:

“The first quarter results demonstrate a strong start to the year with increased profitability across all divisions compared to Q1 2003, with both revenue and segment profit margins on track for continued, steady growth.

Combined segment profit grew by 25.8 per cent (before SBCE) over Q1 2003, mainly driven by 10.0 per cent revenue growth in ntl: Home, which added 61,500 net customers and 142,300 RGUs in the quarter.  The growth in combined segment profit enabled ntl to deliver its first ever quarterly operating income.

The highly competitive value of ntl’s bundled product offerings, together with on-going marketing activities and additional product developments, has contributed to ntl: Home’s customer base growing by 7.7 per cent over Q1 2003 to 2,923,200, and triple play penetration increasing by approximately 5 percentage points to 21.6 per cent in Q1 2004.

Following a year of restructuring, ntl: Business returned to revenue growth in the first quarter compared to Q4 2003.  This performance, when coupled with additional investments in its sales force, has positioned ntl: Business for further profitable revenue growth later in 2004.

The first quarter increase in profitability is particularly encouraging since it occurred at the same time as we continued to invest in initiatives to drive additional revenue growth and margin expansion in 2005 and beyond.  These initiatives include upgrading 545,000 homes served by our London network, thereby enhancing our broadband and television capability; developing our digital television platform to enable full interactivity and video-on-demand; investing in both the ntl: Home and ntl: Business sales forces; rationalising the number of customer provisioning and care centres, which currently employ 3,500 staff; migrating the existing 28 billing and CRM systems to one through the Harmony programme; streamlining corporate overhead functions which currently employ over 2,000 staff.

In April, ntl completed the bond and bank debt refinancing which has extended the maturity of our remaining debt and lowered its average cost.  When combined with the success of the 2003 rights offering, completion of our capital restructuring has reduced annual bond and bank debt interest expense by 37 per cent to approximately £235 million.

The progress made in the first quarter of 2004 positions ntl well for continued revenue growth and sustainable margin expansion over the balance of the year.”

Group Highlights

Quarter ended March 31, 2004

Revenue

First quarter consolidated revenues increased by 7.0 per cent to £585.0 million ($1,076.1 million) from £546.5 million ($875.9 million) for the same period of 2003.

The revenue increase was mainly associated with the net addition of 367,900 broadband customers and 131,700 telephony customers in ntl: Home, where revenues increased by £36.3 million or 10.0 percent to £398.4 million.  ntl: Broadcast increased revenues by £7.1 million over the prior period, primarily due to equipment sales associated with an expanding public safety business.  These increases were partly offset by lower revenues in ntl: Business as the 2003 restructuring of this division resulted in fewer but more profitable customers.

Combined segment profit

First quarter combined segment profit increased by 25.8 per cent (before SBCE) to £196.8 million ($362.1 million) from £156.5 million ($250.8 million) for the same period of 2003.

This increase reflects improved profitability across all the divisions, as a tight focus on costs and increased efficiency allowed approximately 100 per cent of the revenue growth to contribute to margin expansion.  This improvement was led by increased revenues and higher margins in ntl: Home where segment profit increased by £24.0 million over Q1 2003.  ntl: Business increased segment profit by £5.1 million reflecting reduced employee costs and a refocus on selling higher-margin products.  In addition, savings totalling £8.0 million (before SBCE) were realised in ntl: Shared Services compared with the prior period, primarily due to the renegotiation of the IBM contract for IT services, together with reduced property and facility costs.

Operating income and net loss

ntl achieved break-even operating income of £2.2 million ($4.0 million) for the first time in its history, compared to a £54.1 million ($86.7 million) operating loss for the first quarter of 2003.  The improvement mainly results from the £40.3 million (before SBCE) expansion in segment profitability.

First quarter net loss decreased by 62.6 per cent to £65.4 million ($120.3 million) compared with a net loss of £174.7 million ($280.0 million) for the same period in 2003.  The reduction in net loss is largely attributable to our improved operating performance and a decrease in interest expense associated with the completion of the balance sheet restructuring initiatives.

In April, ntl completed the refinancing of its outstanding senior credit facility and Diamond and Triangle notes.  As a result of the repayment of these facilities prior to their scheduled maturity, costs of £164.2 million ($302.2 million) will be written off in the second quarter 2004.  Of this expense, £5.8 million ($10.7 million) will impact cashflow.

Fixed asset additions (accrual basis)

To provide comparable data to the US Cable industry, and in accordance with NCTA (National Cable & Telecommunications Association) reporting guidelines*, ntl has allocated fixed asset additions (accrual basis) to the standard NCTA reporting categories.

First quarter fixed asset additions were £68.5 million ($125.9 million) of which approximately 54 per cent related to ntl: Home projects and 25 per cent related to ntl: Shared Services.

Overall, about 80 per cent of ntl’s NCTA fixed asset additions were growth oriented in Q1 2004, with the largest component related to customer premise equipment (CPE), in support of ntl: Home’s continued customer growth.  Although the level of CPE spend in Q1 2004 is below the prior year, associated activity levels for the current quarter were actually greater due to a lower CPE cost per gross RGU addition.  This is primarily due to achieving greater efficiencies in the installation process, successfully negotiating lower set-top box and cable modem prices, and the impact of lower capitalised overhead rates.

Support capital includes £9.8 million ($18.0 million) associated with ntl’s Harmony billing system integration programme together with other IT costs.  Harmony costs remain at similar levels as compared to Q1 2003, but efficiencies in other IT-related spend have contributed to the year-over-year savings.

We expect to spend between £350.0 million ($644.0 million) and £370.0 million ($680.8 million) on fixed asset additions for the full year 2004.

(figures in millions) unaudited	Q1 2004		Q1 2003
	£	$	£	$
UK Fixed Asset Additions (Accrual Basis)
NCTA Fixed Asset Additions (Accrual Basis)
CPE	26.5	48.8	37.1	59.5
Scaleable Infrastructure	13.5	24.9	12.2	19.5
Commercial	5.9	10.9	3.8	6.1
Line Extensions	0.0	0.0	0.0	0.0
Upgrade/Rebuild	2.7	4.9	2.7	4.3
Support Capital	12.1	22.1	16.2	26.0
Total NCTA Fixed Asset Additions (Accrual Basis)	60.7	111.6	72.0	115.4
Non NCTA Fixed Asset Additions (Accrual Basis) Broadcast/Other	4.8	8.8	7.2	11.5
Total UK Fixed Asset Additions (Accrual Basis)	65.5	120.4	79.2	126.9
Ireland	3.0	5.5	3.3	5.3
Total Fixed Asset Additions (Accrual Basis)	68.5	125.9	82.5	132.2

* ntl is not a member of the NCTA and is providing this information solely for comparative purposes.

Cash and cash equivalents

At March 31, 2004 cash and cash equivalents were £199.2 million ($366.5 million).  During the first quarter £234.8 million ($431.9 million) of cash on hand was used to pay down the senior, revolving credit facility prior to the refinancing that was completed on April 13, 2004.

For the use of non-GAAP financial measures please reference pages 18-21.

The reporting currency for the company is the U.S. dollar however the functional currencies of our subsidiaries are the British Pound Sterling and the Euro.  Unless otherwise disclosed all amounts in U.S. dollars as of March 31, 2004 are based on an exchange rate of $1.84 to £1 and all amounts disclosed for the quarter ended March 31, 2004 are based on an average exchange rate of $1.8396 to £1.  All amounts disclosed for the quarter ended March 31, 2003 are based on an average exchange rate of $1.6027 to £1. The variation between the 2003 and 2004 exchange rates has impacted the dollar comparisons significantly.

Segment Review

ntl: Home

ntl: Home offers compelling bundled offers including local and long distance telephone services, digital and analogue cable television, and a range of award-winning broadband and dial-up internet services, to an addressable market of 7.9 million households.

In the first quarter ntl: Home continued, for the fifth consecutive quarter, to increase net customer additions, adding approximately 61,500 net customers, the highest-ever recorded in a first quarter, and ending the quarter with 2,923,200 customers, a 7.7 per cent increase from Q1 2003.  In addition to the continued growth in the customer base, ntl: Home successfully leveraged its competitive advantage in bundling, and its ability to up-sell and cross-sell, to deliver approximately 142,300 additional RGUs in Q1 2004.  This resulted in about 5,636,100 RGUs at quarter’s end, a 10.0 per cent increase from Q1 2003.

The continued growth in customers and RGUs, combined with expanding average revenue per user (ARPU), resulted in a 10.0 per cent revenue increase to £398.4 million ($732.9 million) in Q1 2004 from £362.1 million ($580.3 million) in Q1 2003.  ARPU was £41.91 in the first quarter, an increase of £1.26 over Q1 2003.  ARPU has grown due to a favourable product mix, reflecting increased broadband penetration and the doubling of the number of telephone customers subscribing to Talk Plan packages during the period.  Versus the fourth quarter 2003, ARPU was essentially flat as the benefits of continued broadband penetration were offset by lower telephony usage due to the reduced number of days in the first quarter 2004 which followed the seasonally-high telephony usage in Q4 2003.

ntl: Home segment profit increased by 15.7 per cent to £176.7 million ($325.1 million) in Q1 2004 from £152.7 million ($244.7 million) in Q1 2003.  This increase is mainly due to ntl: Home’s higher revenues that were partly offset by additional sales and marketing costs together with the impact of overhead costs no longer capitalised as they are no longer applicable to capital activities.

Beginning with the current quarter, ntl: Home will report churn as the monthly average for the quarter.  This change is being made to provide greater consistency and comparability to the US cable industry.  For Q1 2004 churn remained steady at 1.1 per cent.

During the first quarter the ongoing data cleanse exercise associated with the Harmony billing system integration programme identified and adjusted approximately 6,200 previously incorrectly classified customers and approximately 4,000 previously incorrectly classified RGUs.  We may need to make additional minor adjustments to customer and RGU numbers as the Harmony programme is continued in 2004.  Revenues are not impacted by the data cleanse exercise.

Customer service has continued to improve year over year, with Q1 2004 calls per customer reduced by approximately 16 per cent from Q1 2003, and the average speed of call answer reduced from 72 seconds to 63 seconds over the same period.  The rollout of the Harmony billing system integration programme, together with the consolidation of our call centres to three state-of-the-art facilities, should further improve customer service over the next 18 months.

ntl: Home has communicated to its customers that it will be raising digital television prices from June 1, 2004, in response to Sky’s higher programming costs.  In addition, ntl: Home will raise the price of its unmetered dial-up internet and 1Mb broadband services, while reducing tariffs for fixed line to mobile telephone calls.

The number of broadband customers increased by approximately 81,000 to 1,028,800 (after the data cleanse) in the first quarter, maintaining ntl’s position as the largest broadband ISP in the UK.

In April 2004, ntl: Home announced that it will increase the speed of its broadband services at no extra cost to customers.  The entry level 150Kbps service will be increased to 300Kbps, over five times faster than dial-up internet for only £2 to £3 more than competitors’ dial-up internet prices.  The mid tier 600Kbps will be increased to 750Kbps and the high end 1Mb service will be become 1.5Mb.  Increasing the broadband speeds, together with other marketing initiatives and product development activities, will enable ntl to continue to steadily grow the broadband customer base in an increasingly competitive environment.

ntl: Home continued to grow its market share in telephony during the first quarter, increasing on-net customers by 44,700 to 2,558,400 (after the data cleanse), compared to an increase of 15,200 in Q1 2003.  The first quarter saw the continued success of ntl’s Talk Plan packages that are now taken by over 30 per cent of all telephone customers with approximately 68 per cent of new telephone customers subscribing to Talk Unlimited 24.  In addition, product enhancements were made during Q1 2004 including the introduction of free voicemail to customers and the rolling out of caller display, which is now available to around two thirds of customers.

ntl: Home also increased the number of television customers by 16,600 during the first quarter to 2,048,900 (after the data cleanse), compared to a loss of 17,600 television customers in Q1 2003.  Approximately 42,300 digital television customers were added during the first quarter.

To date, ntl: Home has migrated approximately 50 per cent of its analogue television customers to simplified content packages with less churn than anticipated; the full migration is expected to be completed by the end of Q2 2004.  ntl is also aiming to complete the rollout of its digital television software upgrade by the end of Q2 2004, which will enhance the interactive quality of the digital services offered and create a platform for video-on-demand development.

ntl: Home – summary customer statistics:

000s	Q1-2004		Q4-2003		Q3-2003		Q2-2003		Q1-2003
On-net
Opening Customers (1)	2,867.9		2,809.5		2,753.3		2,713.5		2,686.4
Data cleanse (2)	(6.2)		0		0		0		0
Opening customers post data cleanse	2,861.7		2,809.5		2,753.3		2,713.5		2,686.4
Customer additions	160.3		153.9		158.5		129.3		116.1
Customer disconnects	98.8		95.5		102.3		89.5		89.0
Net customer movement	61.5		58.4		56.2		39.8		27.1
Closing Customers (1)	2,923.2		2,867.9		2,809.5		2,753.3		2,713.5
Churn (3)	1.1%		1.1%		1.2%		1.1%		1.1%
Revenue Generating Units (2, 4)	5,636.1		5,497.8		5,364.1		5,240.7		5,125.3
Television	2,048.9		2,023.6		2,009.7		2,022.8		2,037.7
DTV	1,371.0		1,330.0		1,294.8		1,269.7		1,255.2
Telephone	2,558.4		2,525.0		2,489.8		2,453.7		2,426.7
Broadband	1,028.8		949.2		864.6		764.2		660.9
RGU/Customer	1.93	x	1.92	x	1.91	x	1.90	x	1.89	x
Internet dial-up and DTV access (5)	321.1		324.3		332.1		349.1		368.1
Average Revenue Per User (6)	£41.91		£41.96		£41.43		£41.04		£40.65

(1)                                  Opening and closing customers include master antenna television, or MATV customers.

(2)                                  Data cleanse activity, as part of the harmonisation of billing systems, resulted in a reduction of recorded customers by approximately 6,200 and RGUs by approximately 4,000. The data cleanse reduced total broadband customers by 1,400, reduced total telephony customers by 11,300 and increased total television customers by 8,700. We anticipate that there may be similar adjustments to customer and RGU numbers as the data cleanse progresses during the course of this year.

(3)                                  Monthly customer churn is calculated by taking the total disconnects during the month and dividing them by the average number of customers during the month.  Average monthly churn during a quarter is the average of the three monthly churn calculations within the quarter.

(4)                                  Each telephone, television and broadband internet subscriber directly connected to our network counts as one RGU.  Accordingly, a subscriber who receives both telephone and television service counts as two RGUs.  RGUs may include subscribers receiving some services for free or at a reduced rate in connection with incentive offers. NCTA reporting guidelines for the US Cable industry do not recognise dial-up internet customers as RGUs, although they are revenue generating for ntl.

(5)                                  Dial-up internet subscribers have been adjusted to exclude metered customers who have not used the service for 30 days or more.

(6)                                  Average Revenue Per User is calculated on a monthly basis by dividing total revenues generated from the provision of telephone, cable television and internet services to customers who are directly connected to our network in that month, exclusive of VAT, by the average number of customers in that month.  ARPU includes the former customers of BT Cable and MATV subscribers.

ntl:  Business

ntl: Business provides a competitive range of voice, data and internet products to private and public sector organisations that can be economically connected to ntl’s network.

ntl: Business revenues decreased by 7.7 per cent to £69.2 million ($127.3 million) in Q1 2004 from £75.0 million ($120.2 million) in Q1 2003.  This was primarily due to a reduction in the number of customers, installations and orders compared with the prior period, as we executed our strategy of focusing on a smaller but more profitable customer base. In addition, we have experienced lower telephone usage revenues due to increased competition in the business telecommunications market, particularly in respect of mobile traffic, together with a move towards the use of mobile telephones rather than fixed lines.

ntl: Business returned to modest revenue growth in the first quarter, increasing revenues over Q4 2003 following four consecutive quarters of revenue loss.  We expect to increase profitable customer acquisitions during the second half of 2004 following additional investment in the sales team during the first half of the year.

ntl: Business segment profit increased by 24.2 per cent to £26.2 million ($48.2 million) in Q1 2004 from £21.1 million ($33.8 million) in Q1 2003.  This increase was primarily a result of reduced employee costs following the substantial organisational restructuring of the division during 2003, together with the positive impact of further operational efficiencies and cost cutting.  Savings were realised through lower repair and maintenance charges together with lower allowances for doubtful accounts.  The reductions in revenue described above did not have a material impact on segment profit because of the low profitability of these revenue streams.  The increases in segment profit have been partly offset by the expensing of overhead costs that are no longer applicable to capital activities and therefore no longer capitalised.

As a result of ntl: Business’s 2003 reorganisation to focus on profitability, the division achieved a segment profit margin of approximately 38 per cent in Q1 2004, compared with 28 per cent in Q1 2003.  We aim to maintain the overall segment profit margin at a similar level throughout 2004 as we begin to re-grow revenue.

ntl: Business has recently been chosen as a preferred supplier of broadband for the public sector under the Broadband Aggregation Project Framework Agreement which covers the provision of communication, networking, high bandwidth connectivity and related services to all areas of the public sector throughout the UK.  Also during the quarter, ntl: Business won a number of local government contracts,  the most significant of which was a five year, £22.6 million ($41.6 million) contract to broadband-enable the Hertfordshire Grid for Learning, delivering broadband access and network support to all Hertfordshire schools.

In order to satisfy customer demand for fully-managed, virtual private network solutions for business and public sector organisations of all sizes, ntl: Business launched multi-tiered services in the first quarter, delivering cost-effective, secure broadband links for multi-site organisations, SMEs and teleworkers.  This new range of high-margin products, branded Broadband Power, has already proved popular since launch in February 2004 with 170 sites already under contract.

ntl: Broadcast

ntl: Broadcast provides digital and analogue television and radio broadcast transmission services, network management, tower site rental and satellite and media services as well as radio communications to public safety organisations in the UK.

ntl: Broadcast revenues increased by 11.0 per cent to £71.4 million ($131.3 million) in Q1 2004 from £64.3 million ($103.1 million) in Q1 2003.  This was primarily a result of higher revenues from the delivery of radio communications services to the public safety sector, supplemented by additional revenues from the continued rollout of digital radio services, an increase in site sharing and an increase in public safety project services.  These increases in revenues were partly offset by reduced satellite distribution service revenues, together with the slowing down of installation services for cellular network rollouts.

ntl: Broadcast segment profit increased by 4.5 per cent to £29.9 million ($55.0 million) in Q1 2004 from £28.6 million ($45.8 million) in Q1 2003.  This was mainly due to the increased revenues described above.

The Public Safety group secured orders worth £13.6 million ($25.0 million) during the first quarter.  These included two managed service contracts, together worth £5.8 million  ($10.7 million), to migrate both Cheshire’s and Warwickshire’s police radio network from analogue to digital.   In addition, ntl: Broadcast won a £3.2 million ($5.9 million) contract in relation to the national Fire Continuity project.

Media Solutions signed contracts with an order book value of £13.9 million ($25.6 million) during the first quarter including digital radio transmission contracts worth £4.7 million ($8.6 million) with Now Digital.  In its capacity as a major broadcaster of both analogue and digital television, ntl: Broadcast is working with major stakeholders, including the Government, to define the UK’s digital television transition plans.

ntl: Carriers

ntl: Carriers provides a range of wholesale telecommunications services over ntl’s national network supporting voice, data and mobile operators.  Products include network design and build, voice transit and termination, managed infrastructure services such as fibre and co-location along with retail products such as leased lines.

ntl: Carriers revenues increased by 3.3 per cent to £28.5 million ($52.5 million) in Q1 2004 from £27.6 million ($44.2 million) in Q1 2003.  This was mainly due to increased revenues from wholesale call termination, which were partly offset by the non-renewal of revenues from a number of end-of-term contracts in 2003.

ntl: Carriers segment profit increased by 3.2 per cent to £22.9 million ($42.1 million) in Q1 2004 from £22.2 million ($35.6 million) in Q1 2003.   This increase in segment profit was primarily due to the higher revenues.

ntl: Ireland

ntl: Ireland offers digital and analogue television to homes in its franchise areas of Dublin, Waterford and Galway.  It also offers broadband and telephone services in parts of Dublin.  In addition, ntl: Ireland also offers a full range of business telecommunication services including voice, data and internet products.

ntl: Ireland revenues remained flat at £17.5 million ($32.1 million and $28.1 million) in Q1 2004 when compared with Q1 2003.

ntl: Ireland segment profit increased by 24.5 per cent to £6.1 million ($11.2 million) in Q1 2004 from £4.9 million ($7.9 million) in Q1 2003.  This increase was mainly due to a reduction in our bad debt charge, as a result of our more rigorous credit policy, together with reduced employee related costs and other operating cost efficiencies.

ntl: Ireland ended the quarter with approximately 341,200 residential customers (including MMDS).  Digital television customers grew by approximately 7,100 to 78,400 (including MMDS).

Shared Services

Shared Services predominantly support our UK operations, with ntl: Ireland being largely self-sufficient.

The majority of the networks component of Shared Services cost relates to the day-to-day running of the network, with the remainder comprising data and voice capacity management and, to a lesser degree, architecture and standards.

The central support and IT component of Shared Services comprises a range of functions including group site services, finance, human resources, supply chain, legal affairs, risk assurance, communications, IT and US corporate costs.

Shared Services costs (before SBCE) decreased by 11.0 per cent to £65.0 million ($119.5 million) in Q1 2004 from £73.0 million ($117.0 million) in Q1 2003.  This improvement is primarily the result of the Q3 2003 re-negotiation of our IBM contract for IT services, together with reduced property and related facility costs resulting from rationalisation and negotiated savings respectively.

Other Matters

Refinancing

On April 13, 2004, ntl completed the final stage of its balance sheet restructuring.  This comprised the issuance of £810 million equivalent of new senior notes and the entering into of a new £2.425 billion senior credit facility, under which £2.175 billion was drawn at closing.  On April 28, 2004, we drew £50 million under the previously undrawn revolving loan facility to fund short-term working capital requirements; we expect this to be repaid during the second quarter.

Proceeds from the senior note offering, in conjunction with cash on hand and the funding under the new credit facility, were used to repay in full the existing senior credit facility, most of which had been due 2005.  The proceeds will also be used on May 13, 2004 to redeem the outstanding ntl Triangle debentures due 2007 and the Diamond Holdings notes due 2008.

Director of Communications and Policy

ntl has appointed Dr Keith Monserrat as director of communications and policy.  Keith is responsible for regulatory affairs, public policy and public relations.  He reports to Simon Duffy, chief executive officer, and joins ntl’s executive team.  Keith has over 20 years of strategy and regulatory experience within the telecommunications and technology industries.  He has played a significant role in developing and shaping telecommunications and internet regulatory policy and has served on various government and OFTEL committees.

REVENUE SUMMARY (in £ millions) (unaudited)

	Q1 -2004	Q4-2003	Q3-2003	Q2-2003	Q1-2003

HOME
On-Net	£363.2	£358.1	£345.5	£336.1	£328.9
Wholesale & Off-Net	35.2	32.6	26.3	33.4	33.2
Total	398.4	390.7	371.8	369.5	362.1

BUSINESS	69.2	66.5	69.4	71.2	75.0

BROADCAST
Media	39.9	42.2	40.4	39.7	39.7
Wireless	11.0	12.2	11.1	10.8	11.0
Public Safety	20.5	17.5	16.1	14.3	13.6
Total	71.4	71.9	67.6	64.8	64.3

CARRIERS	28.5	28.9	28.5	27.4	27.6

IRELAND	17.5	18.7	17.9	18.4	17.5

TOTAL REVENUES	£585.0	£576.7	£555.2	£551.3	£546.5

SEGMENT PROFIT (LOSS) SUMMARY (in £ millions) (unaudited)

	Q1-2004	Q4-2003	Q3-2003	Q2-2003	Q1-2003

HOME
On-Net	£168.2	£171.5	£164.1	£152.5	£143.7
Wholesale & Off-Net	8.5	10.6	12.4	11.2	9.0
Total	176.7	182.1	176.5	163.7	152.7

BUSINESS	26.2	32.6	26.9	24.0	21.1

BROADCAST
Media	20.3	22.1	20.1	19.6	20.6
Wireless	6.1	6.6	5.6	5.2	5.7
Public Safety	3.5	3.5	2.5	2.1	2.3
Total	29.9	32.2	28.2	26.9	28.6

CARRIERS	22.9	23.1	23.9	23.3	22.2

IRELAND	6.1	7.4	7.5	5.6	4.9

SHARED SERVICES
Networks	(16.2)	(13.6)	(14.0)	(14.6)	(16.9)
Central Support/IT	(48.8)	(55.8)	(46.9)	(53.9)	(56.1)
Total	(65.0)	(69.4)	(60.9)	(68.5)	(73.0)

Combined segment profit before SBCE	£196.8	£208.0	£202.1	£175.0	£156.5

SBCE	(1.9)	(3.4)	(2.0)	(2.5)	(0.2)

COMBINED SEGMENT PROFIT	£194.9	£204.6	£200.1	£172.5	£156.3

SBCE: Stock based compensation expense includes stock options and restricted stock.  Prior period segments have been adjusted to remove this expense and show it separately.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited) (in millions, dollars; except per share data)

	Three months ended March 31,
	2004	2003

Revenue	$1,076.1	$875.9

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(471.3)	(408.6)
Selling, general and administrative expenses	(246.3)	(216.9)
Other charges	(0.9)	(2.9)
Depreciation	(296.5)	(284.4)
Amortisation	(57.1)	(49.8)
	(1,072.1)	(962.6)
Operating income (loss)	4.0	(86.7)

Other income (expense)
Interest income and other, net	3.0	2.7
Interest expense	(137.9)	(176.5)
Share of income from equity investments	1.2	0.1
Foreign currency transaction gains (losses)	12.9	(3.4)
(Loss) before income taxes	(116.8)	(263.8)
Income tax (expense) benefit	(3.5)	(16.2)
Net (loss)	$(120.3)	$(280.0)

Basic and diluted net (loss) per common share	$(1.39)	$(4.71)

Weighted average number of shares outstanding	86.8	59.5

CONDENSED CONSOLIDATED BALANCE SHEET

(in millions, except per share data)

	March 31, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$366.5	$795.9
Accounts receivable - trade, less allowance for doubtful accounts of $39.7 (2004) and $28.8 (2003)	443.9	405.3
Prepaid expenses	114.0	85.2
Other current assets	23.8	55.8
Total current assets	948.2	1,342.2

Fixed assets, net	7,948.0	7,880.5
Reorganisation value in excess of amounts allocable to identifiable assets	553.9	539.1
Customer lists, net of accumulated amortisation of $286.1 (2004) and $221.9 (2003)	1,158.5	1,178.9
Investments in and loans to affiliates, net	2.7	2.3
Other assets, net of accumulated amortisation of $89.9 (2004) and $70.1 (2003)	210.4	229.8
Total assets	$10,821.7	$11,172.8

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$286.8	$260.0
Accrued expenses	599.0	633.1
Accrued construction costs	35.9	33.6
Interest payable	96.3	194.6
Deferred revenue	276.3	269.9
Other current liabilities	30.5	27.1
Current portion of long-term debt	2.2	2.3
Total current liabilities	1,327.0	1,420.6

Long-term debt, net of current portion	5,471.0	5,728.4

Deferred revenue and other long term liabilities	335.5	325.7
Deferred income taxes	0.1	0.1
Commitments and contingent liabilities

Shareholders’ equity
Preferred stock - $.01 par value; authorised 5,000,000 (2004) and (2003) shares; issued and outstanding none	—	—
Common stock - $.01 par value; authorised 400,000,000 (2004) and (2003) shares; issued and outstanding 86,969,738 (2004) and 86,916,614 (2003) shares	0.9	0.9
Additional paid-in capital	4,331.5	4,325.0
Unearned stock-based compensation	(18.3)	(15.0)
Accumulated other comprehensive income	448.5	341.3
Accumulated (deficit)	(1,074.5)	(954.2)
Total shareholders’ equity	3,688.1	3,698.0

Total liabilities and shareholders’ equity	$10,821.7	$11,172.8

CONDENSED CONSOLIDATED STATEMENT OF CASHFLOWS

(Unaudited) (in millions, dollars)

	Three months ended March 31,
	2004	2003

Net cash provided by operating activities	$81.2	$21.5

Investing activities
Purchase of fixed assets	(104.7)	(185.2)
Investments in and loans to affiliates	0.9	2.1
Decrease (increase) in other assets	—	2.1
Purchase of marketable securities	—	(17.1)
Proceeds from sale of marketable securities	—	5.2
Net cash (used in) investing activities	(103.8)	(192.9)

Financing activities
Proceeds from employee stock options	1.2	—
Principal payments on long-term debt	(432.8)	(2.4)
Net cash (used in) provided by financing activities	(431.6)	(2.4)
Effect of exchange rate changes on cash and cash equivalents	24.8	(5.2)
(Decrease) increase in cash and cash equivalents	(429.4)	(179.0)
Cash and cash equivalents, beginning of period	795.9	640.7
Cash and cash equivalents, end of period	$366.5	$461.7

Supplemental disclosure of cash flow information
Cash paid during the period for interest, exclusive of amounts capitalised	$211.9	$217.1

Use of non-US GAAP (Generally Accepted Accounting Principles) Financial Measures

Segment Profit (Loss)

ntl’s primary measure of profit or loss for each of our reportable segments is segment profit (loss). Our management, including our chief executive officer who is our chief operating decision maker, considers segment profit (loss) an important indicator of the operational strength and performance of our reportable segments. Segment profit (loss) for each segment excludes the impact of costs and expenses that do not directly affect our cash flows or do not directly relate to the operating performance of that segment. These costs and expenses include depreciation, amortisation, interest expense, foreign currency transaction gains (losses), share of income (losses) from equity investments, and taxation.

Other charges, including restructuring charges, and recapitalization expenses and other losses are also excluded from segment profit (loss) as management believes they are not characteristic of our underlying business operations. Furthermore management believes that some of the components of these charges are not directly related to the performance of a single reportable segment.

Combined Segment Profit

Combined segment profit is not a financial measure recognised under US GAAP. Combined segment profit represents our combined earnings before interest, taxes, depreciation and amortisation, other charges, share of income from equity investments and foreign currency transaction gains (losses), for each of our reportable business segments. This measure is most directly comparable to the US GAAP financial measure net income (loss). Some of the significant limitations associated with the use of combined segment profit as compared to net income (loss) are that combined segment profit does not consider the amount of required reinvestment in depreciable fixed assets, interest expense, gains or losses on foreign currency transactions, income tax expense or benefit and similar items on our results of operations. Combined segment profit also ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations. We compensate for these limitations by using combined segment profit to measure profit or loss on a combined divisional basis and not to determine our consolidated results of operations.

We believe combined segment profit is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-US GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our US GAAP results and the reconciliations to net income (loss), shown below, provide a more complete understanding of factors and trends affecting our business. Because non-US GAAP financial measures are not standardised, it may not be possible to compare combined segment profit (loss) with other companies’ non-US GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net income (loss) or other measures of financial performance reported in accordance with US GAAP.

Fixed Asset Additions (Accrual Basis)

ntl’s primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis).  Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed assets as measured on an accrual basis.  ntl’s business is underpinned by its significant investment in network infrastructure and information technology.   Management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating ntl’s liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations.  Fixed Asset Additions (Accrual Basis) (formerly Capital Expenditure) is most directly comparable to the US GAAP financial measure purchases of fixed assets as reported in the Statement of Cash Flows.  The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchases of fixed assets are (1) Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities related to purchases of fixed assets and (2) Fixed Asset Additions (Accrual Basis) excludes capitalised interest.  Management excludes these amounts from Fixed Asset Additions (Accrual Basis) because both are more related to the cash management treasury function than to ntl’s management of fixed asset purchases for long-term operational performance and liquidity.  Management compensates for these limitations by separately measuring and forecasting working capital and interest payments.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with US GAAP accepted in the United States.  These non-US GAAP financial measures reflect an additional way of viewing aspects of ntl’s operations that, when viewed with ntl’s US GAAP results and the accompanying reconciliations to corresponding US GAAP financial measures, provide a more complete understanding of factors and trends affecting ntl’s business.  Management encourages investors to review ntl’s financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

RECONCILIATION OF REVENUE TO US GAAP REVENUE AND

RECONCILIATION OF COMBINED SEGMENT PROFIT TO US GAAP NET LOSS

(Unaudited) (in millions)

	3 months ended March 31, 2004	3 months ended December 31, 2003	3 months ended September 30, 2003	3 months ended June 30, 2003	3 months ended March 31, 2003

Revenue (in £’s)	£585.0	£576.7	£555.2	£551.3	£546.5

Effective exchange rate	1.84	1.70	1.61	1.61	1.60

US GAAP Revenue (in US $’s)	$1,076.1	$982.7	$894.1	$892.5	$875.9

Combined Segment Profit (in £’s)	£194.9	£204.6	£200.1	£172.5	£156.3

Effective exchange rate	1.84	1.70	1.61	1.61	1.60

Combined Segment Profit (in US $’s)	$358.5	$346.9	$322.4	$279.4	$250.4

Reconciling items:
Asset impairments	—	—	—	—	—
Other Charges	(0.9)	(12.7)	(4.2)	(20.9)	(2.9)
Depreciation & Amortisation	(353.6)	(414.6)	(346.7)	(341.1)	(334.2)
Operating income (loss)	4.0	(80.4)	(28.5)	(82.6)	(86.7)
Interest income (expense) and other, net	(134.9)	(188.2)	(183.7)	(183.7)	(173.8)
Share of income (losses) from equity investments	1.2	1.0	—	(1.6)	0.1
Foreign currency transaction (losses) gains	12.9	33.0	3.4	21.0	(3.4)
Income tax benefit (expense)	(3.5)	10.7	18.0	(12.6)	(16.2)

US GAAP net (loss) in (US $)	$(120.3)	$(223.9)	$(190.8)	$(259.5)	$(280.0)

£ Equivalent net loss	£(65.4)	£(130.2)	£(118.4)	£(160.3)	£(174.7)

£ Equivalent operating income (loss)	£2.2	£(47.4)	£(17.7)	£(51.0)	£(54.1)

RECONCILIATION OF

FIXED ASSET ADDITIONS (ACCRUAL BASIS) TO US GAAP PURCHASE OF FIXED ASSETS
(in millions)

unaudited

	3 months ended March 31, 2004	3 months ended December 31, 2003	3 months ended September 30, 2003	3 months ended June 30, 2003	3 months ended March 31, 2003

Fixed Asset Additions (accrual basis) (in £’s)	£68.5	£63.6	£58.9	£72.2	£82.5

Effective exchange rate	1.84	1.71	1.61	1.61	1.60

Fixed Asset Additions (accrual basis) (in US $’s)	$125.9	$109.0	$95.0	$117.0	$132.2

Other items:
Changes in liabilities related to Fixed Asset Additions (accrual basis)	(21.2)	7.7	62.8	(4.4)	49.4
Capitalised interest	—	—	—	1.9	3.6
Subtotal	(21.2)	7.7	62.8	(2.5)	53.0

Purchase of Fixed Assets (in US $’s)	$104.7	$116.7	$157.8	$114.5	$185.2

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained herein constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995.  When used herein, the words “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements.  These factors include those set forth under the caption “Risk Factors” in our form 10-K that was filed with the SEC on March 11, 2004, as well as:

•                  potential adverse developments with respect to our liquidity or results of operations;

•                  our significant debt payments and other contractual commitments;

•                  our ability to fund and execute our business plan;

•                  our ability to generate sufficient cash to service our debt;

•                  the impact of new business opportunities requiring significant up-front investments;

•                  our ability to attract and retain customers, increase our overall market penetration and react to competition from providers of alternative services;

•                  our ability to integrate our billing systems;

•                  our significant management changes since our emergence form Chapter 11 reorganisation;

•                  our ability to develop and maintain back-up for our critical systems;

•                  our ability to respond adequately to technological developments;

•                  our ability to maintain contracts that are critical to our operations;

•                  our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals, and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions;

•                  interest rate and currency exchange rate fluctuations; and

•                  the impact of our recent reorganisation and subsequent organisational restructuring.

We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

For more information contact:

Investor Relations:

US: Patti Leahy, +1 610 667 5554

UK: Virginia Ramsden, +44 (0)20 7967 3338

Media:

Alison Kirkwood, +44 (0)1256 752662 / (0)7788 186154

Justine Parrish, +44 (0)1256 752669 / (0)7966 421 991

Buchanan Communications

Richard Oldworth or Jeremy Garcia, +44 (0)20 7466 5000

There will be a conference call to analysts and investors today at 08.30 EDT/ 13.30 UK time. Analysts and investors can dial in to the presentation by calling +1 334 420 4951 in the United States or + 44 (0)20 7162 0188 for international access or via a live webcast of the conference call and presentation on the Company’s website, www.ntl.com/investors.

The replay will be available for one week beginning approximately two hours after the end of the call until May 12, 2004.  The dial-in number is as follows: US Replay Dial-in Number:  +1 866 484 2564 and the International Replay Dial-in Number is +44 (0)20 8288 4459. Conference ID: 572672.

RESIDENTIAL OPERATING STATISTICS AS OF MARCH 31, 2004

(subscriber totals in 000s)	UK	Ireland (1)	Total

Homes Marketable (2)
Telco – On Net	7,642.2	23.0	7,665.2
ATV	7,861.1	466.0	8,327.1
DTV	7,371.1	401.0	7,772.1
Broadband	6,762.0	28.1	6,790.1

Customers
Single RGU	842.6	317.8	1,160.4
Dual RGU (3)	1,448.2	6.2	1,454.4
Triple RGU (3)	632.4	0.0	632.4
Total	2,923.2	324.0	3,247.2

Telephone Customers	2,558.4	2.3	2,560.7

Television Customers
DTV – Cable	1,371.0	62.3	1,433.3
ATV – Cable	659.6	261.7	921.3
Master Antenna Television	18.3	0.0	18.3
Total	2,048.9	324.0	2,372.9

Internet
Dial-Up (metered – active last 30 days)	65.5	0.0	65.5
Dial-Up (unmetered)	243.9	1.7	245.6
DTV Access	11.7	0.0	11.7
Broadband	1,028.8	3.9	1,032.7
Total	1,349.9	5.6	1,355.5

RGUs (3)
Telephone	2,558.4	2.3	2,560.7
Television	2,048.9	324.0	2,372.9
Broadband Internet	1,028.8	3.9	1,032.7
Total	5,636.1	330.2	5,966.3

RGUs/Customer	1.93	1.02	1.84

Penetration (4)
Telephone	33.5%	10.0%	33.4%
Television	26.1%	69.5%	28.5%
Broadband Internet	15.2%	13.9%	15.2%
Customer	37.2%	69.5%	39.0%

Customer/RGU Movement
Opening Customers (at December 31, 2003)	2,867.9	327.2	3,195.1
Data cleanse (5)	(6.2)		(6.2)
Opening customers post data cleanse	2,861.7	327.2	3,188.9
Gross Adds	160.3	7.4	167.7
Disconnects	(98.8)	(10.6)	(109.4)
Closing Customers (at March 31, 2004)	2,923.2	324.0	3,247.2

Quarterly Customer Adds	61.5	(3.2)	58.3
Quarterly RGU Adds	142.3	(3.1)	139.2
% Customer Churn (6)	1.1%	1.1%	1.1%

Off-Net Telephony
Telephone	19.3	2.0	21.3
Telephone and Internet	124.0	1.0	125.0
Total	143.3	3.0	146.3

(1)          ntl Ireland also offers microwave multi-point distribution services, or MMDS, to 70,000 marketable homes and had approximately 16,100 digital and 1,100 analogue MMDS customers at March 31, 2004.

(2)          Homes marketable refer to the number of homes within our service area that can potentially be served by our network with minimal connection costs.

(3)          Each telephone, television and broadband internet subscriber directly connected to our network counts as one RGU. Accordingly, a subscriber who receives both telephone and television service counts as two RGUs. RGUs may include subscribers receiving some services for free or at a reduced rate in connection with incentive offers.

(4)          Penetration rate measures the number of subscribers for our services divided by the number of marketable homes that our services pass.

(5)          Data cleanse activity, as part of the harmonisation of billing systems, resulted in a reduction of recorded customers by approximately 6,200 and RGUs by approximately 4,000. The data cleanse reduced total broadband customers by 1,400, reduced total telephony customers by 11,300 and increased total television customers by 8,700. We anticipate that there may be similar adjustments to customer and RGU numbers as the data cleanse progresses during the course of this year.

(6)          Monthly customer churn is calculated by taking the total disconnects during the month and dividing them by the average number of customers during the month.  Average monthly churn during a quarter is the average of the three monthly churn calculations within the quarter.